Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Elects New Director

STAMFORD, CONNECTICUT – December 8, 2020 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced that its Board of Directors has elected John S. Stroup, as a Director of Crane Co.
Since May 2020, Mr. Stroup has served as the Executive Chairman of Belden Inc., a global leader in signal transmission and security solutions. Prior to his current role, Mr. Stroup served as Belden’s President, Chief Executive Officer and member of its board of directors from 2005, and was chairman of Belden’s board of directors from 2016. Prior to Belden, Mr. Stroup held leadership positions with Danaher Corporation, Scientific Technologies Inc., and Rockwell Automation, Inc. In addition to Belden, Mr. Stroup currently sits on the boards of directors of Tenneco Inc. and Rexnord Corporation.
James L.L. Tullis, Chairman of the Board, said: “John Stroup’s many years of experience in industrial manufacturing of highly engineered products, his expertise in business strategy development, and his proven leadership skills will make him a valuable addition to our Board of Directors. I am delighted to welcome him to the Board.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.